FOR IMMEDIATE RELEASE

Inseego Completes Sale of Ctrack South Africa Operations

SAN DIEGO – (August 3, 2021) – (BUSINESS WIRE) – Inseego Corp. (Nasdaq: INSG), a leader of 5G and intelligent IoT device-to-cloud solutions, today announced the successful completion of the sale of its South African operations of its Ctrack telematics and asset tracking business to an affiliate of Convergence Partners, for a purchase price of 528.9 million South African Rand (ZAR) (approximately $36.6 million USD) in an all-cash transaction. The purchase price is subject to certain post-closing working capital adjustments.

“We are positioning Inseego as a pure-play 5G company and all of our efforts are now focused on the global 5G opportunity,” said Inseego Chairman and CEO Dan Mondor. “This divestiture will strengthen our cash position and enable Inseego to focus on key markets that are key to our 5G strategy. We are retaining our telematics and asset tracking business in markets that directly align with the Company’s 5G and enterprise initiatives, including Europe and Australia.”

About Inseego Corp.
Inseego Corp. (Nasdaq: INSG) is an industry leader in smart device-to-cloud solutions that extend the 5G network edge, enabling broader 5G coverage, multi-gigabit data speeds, low latency and strong security to deliver highly reliable internet access. Our innovative mobile broadband, fixed wireless access (FWA) solutions, and software platform incorporate the most advanced technologies (including 5G, 4G LTE, Wi-Fi 6 and others) into a wide range of products that provide robust connectivity indoors, outdoors and in the harshest industrial environments. Designed and developed in the USA, Inseego products and SaaS solutions build on the company’s patented technologies to provide the highest quality wireless connectivity for service providers, enterprises, and government entities worldwide. www.inseego.com #Putting5GtoWork

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